Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

AMONG

FCC FINANCE LLC,

FIRST CONSUMER CREDIT, INC.,

AND

U.S. HOME SYSTEMS, INC.

Dated as of October 2, 2007

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(continued)

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(continued)

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(continued)

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SCHEDULES

Schedule 1.1A	Financial Statements
Schedule 1.1B	August 31 Balance Sheet
Schedule 1.1(a)	Tangible Personal Property
Schedule 1.1(b)	Assumed Contracts
Schedule 1.1(c)	Intellectual Property
Schedule 1.1(d)	Accounts Receivable
Schedule 2.3	Retained Assets
Schedule 3.1	Subsidiaries; Qualification to do Business
Schedule 3.3	Consents and Approvals
Schedule 3.6	Certain Changes
Schedule 3.7	Liens and Encumbrances
Schedule 3.9	Real Property and Real Property Leases
Schedule 3.12	Accounts Receivable and Advances
Schedule 3.13	Intellectual Property
Schedule 3.14	Contracts
Schedule 3.15	Licenses
Schedule 3.16	Insurance
Schedule 3.17	Employee Benefits
Schedule 3.18	Labor Matters
Schedule 3.20	Taxes
Schedule 3.22	Litigation
Schedule 3.23	Conflicts of Interest
Schedule 3.24	Contractors and Suppliers
Schedule 4.3	Certain Other Consents and Approvals
Schedule 6.9	Affiliate Contracts

EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Collateral Assignment
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Assignment and Assumption Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of the 2nd day of October, 2007, by and among FCC FINANCE LLC, a Delaware limited liability company (“Purchaser”), FIRST CONSUMER CREDIT, INC., a Texas corporation (“Seller”), and U.S. HOME SYSTEMS, INC., a Delaware corporation and the parent corporation of Seller (“Parent”). Certain capitalized terms used herein are defined in Article 1.

STATEMENT OF PURPOSE

WHEREAS, Purchaser wishes to purchase from Seller and Seller wishes to sell to Purchaser substantially all of the assets of Seller for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Affiliate” shall mean, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or under common control with, the Person specified. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

“Assets” shall mean the following assets of Seller and the Subsidiaries, other than the Retained Assets:

(a) all of the tangible personal property of Seller and the Subsidiaries, including all machinery, equipment, supplies, spare parts, inventories, raw materials, vehicles, furniture, computers, computer software, computer data, office equipment, marketing materials and fixtures, including the tangible personal property set forth on Schedule 1.1(a);

(b) all Contracts entered into by Seller and the Subsidiaries (the “Assumed Contracts”), including the Assumed Contracts set forth on Schedule 1.1(b);

(c) all Intellectual Property and all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, all rights thereunder, remedies against infringement thereof and rights to protection of interest therein under Applicable Law, including the Intellectual Property set forth on Schedule 1.1(c);

(d) all accounts receivable of Seller and the Subsidiaries outstanding as of the Closing Date, including the accounts receivable set forth in Schedule 1.1(d);

(e) all prepaid items;

(f) all intangible property and goodwill of Seller and the Subsidiaries;

(g) all rights, claims, causes of action and suits that Seller or any Subsidiary may have against third parties relating to any of the foregoing; and

(h) all files, records, documents, data, plans, proposals, manuals, warranties, books and other documentation relating to any of the foregoing.

“Assumed Liabilities” shall have the meaning set forth in Section 2.4.

“August 31 Balance Sheet” shall mean the unaudited consolidated balance sheet for Seller as of the close of business on August 31, 2007, prepared in accordance with GAAP and attached hereto as Schedule 1.1B.

“Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York generally are closed for business.

“Cash” shall mean the aggregate amount of cash and cash equivalents of Seller, net of checks and payments in transit and overdrafts, which are not subject to Liens or contractual or other legal restrictions, determined in accordance with GAAP nor set aside as reserves for “loss contingencies” under GAAP.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601, et seq.

“Closing” shall mean the consummation of the transactions contemplated herein in accordance with Article 8.

“Closing Date” shall mean the date on which the Closing occurs or is to occur.

“Closing Payment” shall have the meaning set forth in Section 2.2.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean all confidential information concerning Seller that (i) is not and has not become ascertainable or obtainable from public or published information, (ii) is not received from a third party, (iii) was not in Purchaser’s possession prior to disclosure thereof to Purchaser in connection with this Agreement, and (iv) was not independently developed by Purchaser.

“Contract” shall mean any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or verbal, which is intended or purports to be binding and enforceable.

“Contractor” shall have the meaning set forth in Section 3.25.

“Deductible” shall have the meaning set forth in Section 9.8.

“Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

“Environmental Law” shall mean any legal requirement that relates to the generation, storage, handling, discharge, emission, transportation, treatment or disposal of Hazardous Substances, toxic materials, or wastes or to the protection of human health and the environment, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Clean Water Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, and the Hazardous Material Transportation Act, in each case as amended, and the regulations implementing such acts and the state and local equivalent of such acts and regulations, and common law.

“Environmental Permit” shall mean any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” shall mean the unaudited financial statements of Seller as of December 31, 2005, and December 31, 2006, which are included in Schedule 1.1A, consisting of the consolidated balance sheets at such dates and the related consolidated statements of earnings for the periods then ended.

“GAAP” shall mean United States generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, consistently applied throughout the periods involved.

“Governmental Authority” shall mean the government of the United States, or any foreign country, or any state or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including other quasi-governmental entities established to perform such functions.

“Hazardous Substance” shall mean each substance identified as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria: (x) it is or contains a substance designated as a hazardous waste, solid waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (y) it is toxic, reactive, corrosive, ignitable, infectious, radioactive or otherwise hazardous; or (z) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

“Indebtedness” shall mean (i) indebtedness of Seller for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties, make-whole or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), other than checks and payments in transit and overdrafts, (ii) obligations of Seller evidenced by bonds, notes, debentures, funded letters of credit or similar instruments, (iii) obligations of Seller under conditional sale, title retention or similar agreements or arrangements creating an obligation of Seller with respect to the deferred purchase price of property (other than customary trade credit), (iv) obligations in respect of capitalized leases, (v) obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts and (vi) all obligations of Seller to guarantee any of the foregoing types of obligations on behalf of any Person other than Seller, in each case, whether or not reflected in the face or footnotes of a balance sheet prepared in accordance with GAAP.

“Indemnified Person” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article 9.

“Indemnifying Person” shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article 9.

“Intellectual Property” shall mean any and all trademarks, tradenames, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, customer lists, contractor lists and all other intangible assets, properties and rights. “Seller’s Intellectual Property” shall mean any and all Intellectual Property used or usable by Seller in the conduct of its businesses.

“Interim Financial Statements” shall mean any financial statements delivered to Purchaser pursuant to Section 5.12.

“Knowledge” of a Person shall mean the actual knowledge or awareness of such Person or of executive officers of such Person, or such knowledge or awareness as a prudent Person in such capacity would reasonably be expected to obtain after a reasonable investigation or due inquiry of personnel of Seller or Parent who would reasonably be expected to have relevant information.

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Licenses” shall mean all licenses, certificates, permits, franchises, rights, code approvals and private product approvals necessary or desirable for the operation of Seller’s business.

“Lien” shall mean any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

“Loss” or “Losses” shall mean any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys’ fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms “Loss” and “Losses” shall include any and all attorneys’ fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

“Material Adverse Change” shall mean a change (or circumstance involving a prospective change) in the business, operations, assets, liabilities, results of operations, cash flows, financial condition of Seller or any Subsidiary which is materially adverse.

“Material Adverse Effect” shall mean an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows or financial condition of Seller or any Subsidiary which is materially adverse.

“Operating Expenses” shall have the meaning set forth in Section 5.13.

“Operating Shortfall Amount” shall have the meaning set forth in Section 5.13.

“Parent Indemnified Parties” shall mean Parent, Seller and each of their respective Affiliates and their respective officers, directors, employees agents and representatives.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

“Purchase Price” shall mean an amount equal to $2,550,000.00.

“Purchaser Indemnified Parties” shall mean each Purchaser and each of their respective Affiliates, and their respective officers, directors, employees, agents and representatives.

“Real Property” shall have the meaning set forth in Section 3.9.

“Related Agreements” shall mean the Transition Services Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Retained Assets” shall have the meaning set forth in Section 2.4.

“Retained Liabilities” shall have the meaning set forth in Section 2.4.

“Subsidiaries” shall mean the Persons other than Seller set forth on Schedule 3.1.

“Supplier” shall have the meaning given such term in Section 3.25.

“Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee’s income withholding, other withholding, unemployment and welfare taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Tax Return” shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

“Tax Statute of Limitations Date” shall mean the close of business on the 90th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

“Tax Warranties” shall mean the representations or warranties in Sections 3.17 and 3.20.

“Termination Amount” shall have the meaning set forth in Section 6.12.

“Title and Authorization Warranties” shall mean the representations or warranties in Sections 3.1(b), 3.2, 3.3 and 3.7.

“Transition Services Agreement” shall mean the Transition Services Agreement in the form attached hereto as Schedule 6.7.

ARTICLE 2.

SALE AND PURCHASE OF ASSETS

2.1 Sale and Purchase. On the Closing Date, Seller hereby agrees to sell to Purchaser all of the Assets, free and clear of all Liens, and Purchaser hereby agrees to purchase all such Assets.

2.2 Payment of Purchase Price; Other Payments.

(a) On the Closing Date, in consideration for the Assets and the agreement of Seller pursuant to Section 5.1, Purchaser shall pay to Seller the Purchase Price. In addition, on the Closing Date, Purchaser shall pay or cause to be paid to Seller an aggregate amount equal to the Estimated Operating Shortfall Amount plus the Estimated Termination Amount (collectively, with the Purchase Price, the “Closing Payment”). The Closing Payment shall be paid to Seller by wire transfer of immediately available funds to a bank account designated by Seller.

(b) Parent will, at least two (2) days prior to the Closing Date, provide to Purchaser its reasonable, good faith estimate of the Operating Shortfall Amount (as defined in Section 5.13) calculated as of the Closing Date (the “Estimated Operating Shortfall Amount”), together with reasonable supporting calculations and support therefor, and will consider such revisions thereto as are reasonably proposed by Purchaser. Purchaser will, at least two (2) days prior to the Closing Date, provide to Parent its reasonable, good faith estimate of the Termination Amount (as defined in Section 6.12) calculated as of the Closing Date (the “Estimated Termination Amount”), together with reasonable supporting calculations and support therefor, and will consider such revisions thereto as are reasonably proposed by Parent.

(c) Within twenty (20) days following the Closing Date, (i) Parent will prepare and deliver to Purchaser a calculation of the Operating Shortfall Amount as of the Closing Date, together with reasonable supporting calculations and support therefor, and (ii) Purchaser will prepare and deliver to Parent a calculation of the Termination Amount as of the Closing Date, together with reasonable supporting calculations and support therefor

(d) Parent’s calculation of the Operating Shortfall Amount and Purchaser’s calculation of the Termination Amount pursuant to Section 2.2(c) shall be final and binding on the parties unless the party to whom such calculation was delivered shall, within ten (10) days following its receipt thereof, deliver a written notice of objection (the “Objection Notice”) to the calculating party with respect to such calculation. Any Objection Notice shall specify in reasonable detail each disputed item with respect to the calculation (each, a “Disputed Item”) and describe in reasonable detail the basis for each Disputed Item, including the data that forms the basis thereof, as well as the amount in dispute. Notwithstanding the delivery of an Objection Notice, the calculations delivered pursuant to Section 2.2(c) shall be final and binding to the extent any item is not a Disputed Item. If an Objection Notice is delivered, the parties shall consult with each other with respect to the Disputed Items and attempt in good faith to resolve the dispute. The parties shall give each other and their respective accountants and other appropriate personnel such assistance and access to the assets and books and records and relevant personnel of the Parent, the Seller and Purchaser as they may reasonably request during normal business hours in order to enable them to review and confirm the respective calculations of the Operating Shortfall Amount and Termination Amount. If the parties are unable to reach agreement within fifteen (15) days after delivery of the Objection Notice, either Purchaser or Seller may refer any unresolved Disputed Items to an independent internationally recognized accounting firm acceptable to the Parties hereto (the “Unrelated Accounting Firm”). The Unrelated Accounting Firm shall be directed to render a written report as promptly as practicable and, in any event, within thirty (30) days of the Unrelated Accounting Firm’s engagement on the unresolved Disputed Items and to resolve only those issues of dispute set forth in the Objection Notice. The Unrelated Accounting Firm shall resolve such issues of dispute in accordance with U.S. GAAP. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne by the non-prevailing party if and to the extent and the degree that the resolution validates the position of the prevailing party.

(e) If the Operating Shortfall Amount as calculated pursuant to Section 2.2(c) and (d) is greater than the Estimated Operating Shortfall Amount, then Purchaser shall, subject to the limits in Section 5.13, pay Seller an amount equal to the difference. If the Operating Shortfall Amount as calculated pursuant to Section 2.2(c) and (d) is less than the Estimated Operating Shortfall Amount, then Seller shall pay Purchaser an amount equal to the difference. If the Termination Amount as calculated pursuant to Section 2.2(c) and (d) is greater than the Estimated Termination Amount, then Purchaser shall pay Seller an amount equal to the difference. If the Termination Amount as calculated pursuant to Section 2.2(c) and (d) is less than the Estimated Termination Amount, then Seller shall pay Purchaser an amount equal to the difference. Any amounts payable under this Section 2.2(e) shall be paid within ten (10) days following the final determination thereof pursuant to Section 2.2(c) and (d), in immediately available funds.

2.3 Retained Assets. The Assets shall not include (a) Seller’s rights under this Agreement or any other agreement entered into in connection herewith; (b) the Termination Amount or the right to receive the Termination Amount; or (c) any of the assets, rights or properties of Seller described on Schedule 2.3 (the “Retained Assets”), all of which shall be retained by Seller.

2.4 Assumption of Liabilities. Purchaser will assume and thereafter in due course pay, perform, and discharge all liabilities and obligations of Seller arising out of, or incurred under, the terms of, or in connection with the Assumed Contracts solely to the extent arising after the Closing (the “Assumed Liabilities”). Except for the Assumed Liabilities, Purchaser shall not assume, take subject to or be liable for any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller or any affiliate of Seller, including any liability for Taxes arising or accruing for periods prior to the Closing (the “Retained Liabilities”), and Seller shall retain, pay and perform all of such Retained Liabilities.

2.5 Procedures for Contracts Not Transferable. To the extent the assignment of any Assumed Contract and the related assumption by Purchaser of the obligations thereunder as contemplated hereby requires the consent of any third-party thereto and such consent is not obtained on or prior to the Closing Date, Purchaser and Seller agree to use their commercially reasonable efforts to obtain such consent within the thirty-day period following the Closing Date. To the extent any such required consent is not so obtained with respect to any Assumed Contract, Purchaser and Seller agree to use their commercially reasonable efforts to provide for Purchaser to obtain all of the practical benefit of the rights arising under such Assumed Contract on or after the Closing Date (whether by subcontracting or otherwise). To the extent Purchaser receives such practical benefit, Purchaser will assume and perform the obligations under such Assumed Contract in accordance with the provisions of Section 2.5. To the extent Purchaser has not been provided with such rights and benefit on or before the thirtieth day following the Closing Date, the rights and benefits with respect to such Assumed Contract shall not be a Purchased Asset and the corresponding obligations and liabilities with respect to such Assumed Contract shall not be assumed by Purchaser pursuant to Section 2.5, unless Purchaser and Seller agree otherwise in writing.

2.6 Allocation of Purchase Price. As promptly as practicable following the Closing, Purchaser shall cause to be prepared and deliver to Seller a schedule of its proposed allocation (the “Allocation Schedule”) for tax purposes of the Purchase Price among the Purchased Assets. The Allocation Schedule shall be conclusive and binding on Seller and Purchaser, unless Seller provides Purchaser with a notice of objection (the “Objection Notice”) within ten (10) days after Seller’s receipt of the Allocation Schedule, which notice shall state the allocation proposed by Seller (the “Seller Allocation Schedule”). Purchaser shall have five (5) days from receipt of the Objection Notice to accept or reject the Seller Allocation Schedule. The Seller Allocation Schedule shall be conclusive and binding on Seller and Purchaser unless Purchaser provides Seller with notice of objection within five (5) days after receipt of the Seller Allocation Schedule. In the event that Purchaser and Seller are unable to agree on an allocation after good faith negotiations, then Purchaser and Seller agree to be bound by an appraisal of such assets by an independent nationally recognized firm of valuation experts mutually acceptable to Seller and Purchaser. The cost of such appraisal shall be borne equally by Seller and Purchaser. Such appraisal shall be conclusive and binding for the purposes of this Section 2.6 on Seller and Purchaser. Purchaser and Seller shall revise such allocations in a fashion consistent with the agreed-upon allocation. Seller and Purchaser agree to file all income Tax Returns or reports, including without limitation IRS Form 8594, for their respective taxable years in which the Closing occurs, to reflect the agreed-upon allocation (as such schedule may be revised in accordance with this Section 2.6) and agree not to take any position inconsistent therewith before any governmental authority charged with the collection of any Tax or in any judicial proceeding.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Parent joint and severally represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

3.1 Due Incorporation; Subsidiaries.

(a) Each of Seller, Parent and the Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, with all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being owned, leased, operated and conducted. Each of Seller, Parent and the Subsidiaries are licensed or qualified to do business and are in good standing as foreign corporations in each jurisdiction where the nature of the properties owned, leased or operated by them and the businesses transacted by them require such licensing or qualification except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Seller or Parent. The jurisdiction in which Seller is incorporated and the jurisdictions in which each of the Subsidiaries are incorporated and licensed or qualified to do business as foreign corporations are set forth on Schedule 3.1.

(b) Except as set forth on Schedule 3.1, Seller has no direct or indirect subsidiaries, either wholly or partially owned, and Seller does not hold any direct or indirect economic, voting or management interest in any Person or directly or indirectly own any security issued by any Person.

(c) Schedule 3.1 contains an accurate description of the business carried on by each Subsidiary. True, correct and complete copies of the Certificate of Incorporation and Bylaws (or similar organizational instruments), as amended, and all minutes of all meetings (or written consents in lieu of meetings) of the Boards of Directors (and all committees thereof) and stockholders of Seller and each Subsidiary have been delivered to Purchaser and contain accurate minutes of all meetings of and accurate consents to all actions taken by the Boards of Directors (and all committees thereof) and stockholders since the formation of Seller and the Subsidiaries is reflected in such minutes and written consents.

3.2 Due Authorization.

(a) Seller has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and its Related Agreements have been duly and validly approved by the board of directors of Seller and no other actions or proceedings on the part of Seller are necessary to authorize this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered its Related Agreements. This Agreement constitutes the legal, valid and binding obligation of Seller and Seller’s Related Agreements constitute the legal, valid and binding obligation of Seller, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

(b) Parent has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent of this Agreement and its Related Agreements have been duly and validly approved by the board of directors of Parent and no other actions or proceedings on the part of Parent are necessary to authorize this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Parent has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered its

Related Agreements. This Agreement constitutes the legal, valid and binding obligation of Parent and Parent’s Related Agreements constitute the legal, valid and binding obligation of Parent, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

3.3 Consents and Approvals; Authority Relative to this Agreement.

(a) Except as set forth on Schedule 3.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller or Parent of this Agreement and the execution, delivery and performance by Seller, Parent and the Subsidiaries of their respective Related Agreements or the consummation of the transactions contemplated hereby or thereby.

(b) Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and the execution, delivery and performance by Seller, Parent and the Subsidiaries of their respective Related Agreements do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Seller, Parent or any Subsidiary under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Seller or any Subsidiary is a party or by which Seller, Parent or any Subsidiary or any of their respective assets or properties are bound, except as would not have a Material Adverse Effect; (iii) permit the acceleration of the maturity of any indebtedness of Seller, Parent or any Subsidiary or indebtedness secured by their respective assets or properties; or (iv) violate or conflict with any provision of any of the Certificate of Incorporation, charter, by-laws or similar organizational instruments of Seller, Parent or any Subsidiary respectively.

3.4 Intentionally Deleted.

3.5 Financial Statements; Undisclosed Liabilities.

(a) The Financial Statements and the August 31 Balance Sheet have been prepared in accordance with GAAP consistently applied and present fairly the consolidated financial position, assets and liabilities of Seller and the Subsidiaries as of the dates thereof and the consolidated revenues, expenses and results of operations of Seller and the Subsidiaries for the periods covered thereby. The Financial Statements and the August 31 Balance Sheet are in accordance with the books and records of Seller and the Subsidiaries, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(b) Except as set forth in the August 31 Balance Sheet, Seller and the Subsidiaries have no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due.

(c) Seller is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

3.6 No Material Adverse Effects or Changes. Except as listed on Schedule 3.6, since December 31, 2006, neither Seller nor any Subsidiary has:

(a) suffered any Material Adverse Effect;

(b) suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance);

(c) incurred any obligation or entered into any Contract (other than Contracts entered into by Seller pursuant to purchases of retail installment obligations made in the ordinary course of business) which either (x) required a payment by any party in excess of, or a series of payments which in the aggregate exceed, $50,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000, or (y) has a term of, or requires the performance of any obligations by Seller or any Subsidiary over a period in excess of, six months;

(d) taken any action, or entered into or authorized any Contract or transaction other than in the ordinary course of business and consistent with past practice;

(e) sold, transferred, conveyed, assigned or otherwise disposed of any of its assets or properties, except in the ordinary course of business and consistent with past practice;

(f) waived, released or cancelled any claims against third parties or debts owing to it, or any rights which have any value;

(g) made any changes in its accounting systems, policies, principles or practices;

(h) entered into, authorized, or permitted any transaction with Seller or any Affiliate of Seller;

(i) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities, or amended any of the terms of any such securities;

(j) split, combined, or reclassified any shares of its capital stock, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeemed or otherwise acquired any securities of Seller or any Subsidiary;

(k) made any borrowings, incurred any debt (other than trade payables in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any Indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice);

(l) made any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary course of business and consistent with past practice;

(m) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

(n) acquired, leased or encumbered any assets other than in the ordinary course of business and consistent with past practice;

(o) authorized or made any capital expenditures which individually or in the aggregate are in excess of $50,000;

(p) made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

(q) paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against Seller or any Subsidiary or any of their respective directors, officers, employees or agents; or

(r) terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Contract, or paid any amount not required by Law or by any Contract.

3.7 Title to Assets. Except as disclosed on Schedule 3.7, Seller is the owner of and has good and marketable title to the Assets, free and clear of any Lien. Seller has made adequate provisions for the release and/or satisfaction, as applicable, of all such Liens and other matters set forth on Schedule 3.7 prior to the Closing, and all such Liens and other matters shall be released or satisfied prior to the Closing.

3.8 Condition and Sufficiency of Assets. All of the Assets are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations. On the Closing Date, Seller and the Subsidiaries own or have the right to use or employ all the assets, properties, rights, know-how, key personnel, processes and systems which are required for or currently used in connection with the operation of their respective businesses as they are presently conducted. Such assets, properties and rights, except for changes in the ordinary course of business since December 31, 2006, were sufficient to operate the business of Seller in the ordinary course of business and to produce the consolidated income for the fiscal year ended December 31, 2006, as shown on the income statement for that year set forth in Schedule 1.1A. Neither Seller nor any Subsidiary has any liabilities that are not directly related to, and that did not arise directly out of, the business of Seller or the Subsidiaries.

3.9 Real Property. Neither Seller nor any Subsidiary owns or has ever owned any real property. Schedule 3.9 includes a complete and accurate list of all the real estate held or used by Seller and the Subsidiaries (the “Real Property”), including leased Real Property (the “Real Property Leases”). All the Real Property Leases (including prime leases where Seller is a sublessor) are in full force and effect, valid and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies. Neither Seller nor any Subsidiary has received any notice of any, and to the Knowledge of Seller and Parent there exists no, dispute, claim, event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default under any Real Property Lease (or any prime lease where Seller is a sublessor). All rent and other amounts due and payable with respect to the Real Property Leases have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to the Real Property Leases on or prior to the Closing Date will have been paid prior to the Closing Date. All lessors under the Real Property Leases (including prime lessors where Seller is a sublessor) have consented or prior to Closing will have consented (where such consent is necessary) to the assumption by Purchaser of the Real Property Leases without requiring modification in the rights or obligations thereunder. Except as set forth in Schedule 3.9, none of the Real Property Leases (or prime leases where Seller is a sublessor) are expected to expire or terminate during the year following the Closing Date. Except as set forth in Schedule 3.9, there are no indications that the landlord with respect to any Real Property Lease (or prime lease where Seller is a sublessor) would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases that would not be material.

3.10 Intentionally Deleted.

3.11 Compliance with Laws. Seller and each Subsidiary are, and at all times have been, in compliance in all material respects with all Laws applicable thereto, including the Truth in Lending Act, the Real Estate Settlement Procedures Act (RESPA), the Home Owners Equity Protection Act (HOEPA), the Home Mortgage Disclosure Act and all Laws relating to licensing, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy. Neither Seller nor any Subsidiary has ever received any notice or other communication (whether oral or written) from any governmental authority, governmental agency or any other Person regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any applicable Law. Neither Seller nor any Subsidiary has ever conducted any internal investigation concerning any alleged material violation of any applicable Law (regardless of the outcome of such investigation).

3.12 Accounts Receivable and Advances. Schedule 3.12 contains a true and accurate schedule of all accounts receivable of Seller and the Subsidiaries (“Accounts Receivable”) and all loans and advances to third parties (“Advances”). Except as disclosed on Schedule 3.12, (a) all Accounts Receivable are reflected properly on Seller’s books and records, (b) each Account Receivable that represents a retail installment obligation was purchased in the ordinary course of business and arose pursuant to an enforceable written Contract for a consumer loan, and Seller and the Subsidiaries have performed all of their obligations to purchase each such retail installment obligation, and (c) each Account Receivable or Advance is a valid receivable or Advance and is not, to the Knowledge of Seller and Parent, subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof.

3.13 Intellectual Property. Schedule 3.13 is a true and complete list of all of Seller’s Intellectual Property. Except as disclosed on Schedule 3.13:

(a) Seller owns or has a valid license to use all Intellectual Property necessary to carry on its business as currently conducted free and clear of any and all Liens, except where the failure to own or have a valid license to use such Intellectual Property would not have a Material Adverse Effect;

(b) Seller has not interfered with, infringed upon, misappropriated, or violated any rights of third parties in any material Intellectual Property except as would not have a Material Adverse Effect on Seller, and during the past three (3) years, neither Seller nor Parent has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party);

(c) none of Seller’s Intellectual Property has been or is the subject of any pending or threatened litigation or claim of infringement and to the Knowledge of Seller and Parent no valid basis exists for the same; and

(d) Seller is not and, to the Knowledge of Seller and Parent, no other party thereto is, in breach or default of any license or royalty agreement relating to Intellectual Property to which Seller is a party and no notice of termination thereof has been given or threatened.

3.14 Contracts. Schedule 1.1(b) lists all the Contracts and arrangements of the following types to which Seller or any Subsidiary is a party or by which any of them is bound, or to which any of their respective assets or properties is subject:

(a) any collective bargaining agreement;

(b) any Contract or arrangement of any kind with any employee, officer or director of Seller or any Subsidiary or any of the respective Affiliates of such individuals, or any Contract or other arrangement of any kind with Seller or any Affiliate of Seller;

(c) any Contract or arrangement with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;

(d) any Contract or arrangement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $10,000;

(e) any Contract or arrangement pursuant to which Seller or any Subsidiary has made or will make loans or advances (other than consumer loans made in the ordinary course of business), or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(f) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other Contract or arrangement relating to the borrowing of funds, an extension of credit or financing (other than consumer loans made in the ordinary course of business);

(g) any Contract or arrangement involving a partnership, joint venture or other cooperative undertaking;

(h) any Contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of Seller or any Subsidiary;

(i) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of Seller or any Subsidiary, or Seller or any Subsidiary is granted the authority to act for or on behalf of any Person;

(j) any Contract relating to the license of computer software (other than off-the-shelf software licenses) or the maintenance of computer hardware or software with a contractual commitment in excess of $25,000 per year;

(k) any Contract for which the full performance thereof may extend beyond 60 days from the date of this Agreement;

(l) any Contract not made in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement;

(m) any Contract, whether or not fully performed, relating to any acquisition or disposition of any Subsidiary or any predecessor in interest of any of them, or any acquisition or disposition of any subsidiary, division, line of business or real property; and

(n) any Contract not specified above that is material to Seller or any Subsidiary.

Seller has delivered to Purchaser true and complete copies of each document listed on Schedule 1.1(b), and a written description of each oral arrangement so listed. Except as disclosed on Schedule 3.14, (i) all such Contracts and arrangements with an Affiliate of Seller are on terms that are no less favorable to Seller and the Subsidiaries than the terms which could be obtained at the date hereof from an unrelated third party, and (ii) may be terminated or cancelled by Seller or a Subsidiary without incurring any fees or penalties. Seller has delivered to Purchaser accurate copies of each form which has been used in the businesses of Seller and the Subsidiaries and is in effect with respect to any third party on the date hereof. Neither Seller nor any Subsidiary has breached any material provision of, nor is it in default under any material term of, any Contract to which it is a party or under which it has any rights or by which it is bound, and, to the Knowledge of Seller and Parent, no other party to any such Contract has breached such Contract or is in default thereunder.

3.15 Licenses. Seller has all Licenses necessary for the operation of its business in a manner consistent with good business practice and in compliance with all Laws applicable to such operation, except for Licenses the absence of which would not have, individually or in the aggregate, a Material Adverse Effect. All such Licenses are identified on Schedule 3.15 and are validly held by Seller and are in full force and effect. No action or proceeding is pending or, to the Knowledge of Seller and Parent, threatened with respect to such Licenses. Except as set forth in Schedule 3.15, no License is subject to suspension, modification, revocation or non-renewal as a result of the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, except that where such failure to hold such Licenses would not have, individually or in the aggregate, a Material Adverse Effect. Seller is in compliance with all Licenses identified on Schedule 3.15, except as would not have a Material Adverse Effect. Seller has not received notice from any federal, state or other governmental agency or regulatory body indicating that such agency or regulatory body would oppose or not grant or issue its consent or approval, if required with respect to the transactions contemplated by this Agreement.

3.16 Insurance. Schedule 3.16 contains an accurate and complete list of all policies of fire, liability, workmen’s compensation, title and other forms of insurance owned, held by or applicable to Seller or any Subsidiary (or their respective assets or businesses), and Seller has heretofore delivered to Purchaser a true and complete copy of all such policies, including all occurrence-based policies applicable to Seller or any Subsidiary (or their respective businesses) for all periods prior to the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all Contracts to which Seller or any Subsidiary is a party, and are valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of Seller and the Subsidiaries. Neither Seller nor any Subsidiary has been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years. There are no pending or, to the Knowledge of Seller and Parent, threatened claims under any such insurance policy.

3.17 Employee Benefit Plans and Employment Agreements.

(a) General. Except as listed on Schedule 3.17, neither Seller nor any Subsidiary is a party to or participates in or has any liability or contingent liability with respect to:

(i) any “employee welfare benefit plan” or “employee pension benefit plan” as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, other than a “multiemployer plan” (as defined in section 3(37) of ERISA) (referred to collectively hereinafter in this Section as “plans”),

(ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an “employee benefit plan” (as defined in section 3(3) of ERISA) (referred to collectively hereinafter in this Section as “arrangements”), or

(iii) any employment agreement (referred to collectively hereinafter in this Section as “agreements”).

(b) Plan Documents and Reports. A true and correct copy of each of the plans, arrangements, and agreements listed on Schedule 3.17, and all contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been supplied to Purchaser. In the case of any plan, arrangement, or agreement which is not in written form, Purchaser has been supplied with an accurate description of such plan, arrangement, or agreement as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description, and Internal Revenue Service determination letter with respect to each such plan or arrangement, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded plan, arrangement, or agreement has been supplied to Purchaser, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.

(c) Compliance With Laws; Liabilities. As to all plans, arrangements, and agreements listed on Schedule 3.17:

(i) All plans and arrangements comply and have been administered in form and in operation in all material respects with all requirements of Law applicable thereto, and there has been no notice issued by any Governmental Authority questioning or challenging such compliance.

(ii) All plans that are employee pension benefit plans (as defined in section 3(2) of ERISA) comply in form and in operation with all applicable requirements of sections 401(a) and 501(a) of the Code; there have been no amendments to such plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service; and no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under section 511 of the Code.

(iii) None of the assets of any plan is invested in employer securities or employer real property.

(iv) There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any plan and neither Seller nor any Subsidiary has otherwise engaged in any prohibited transaction.

(v) There has been no act or omission which has given rise to or may give rise to fines, penalties, taxes, or related charges under sections 502(c), 502(i), 501(l) or 4071 of ERISA or Chapters 43, 47, or 68 of the Code for which either Seller or a Subsidiary may be liable.

(vi) None of the payments contemplated by the plans, arrangements or agreements would, in the aggregate, constitute excess parachute payments as defined in section 280G of the Code (without regard to subsection (b)(4) thereof).

(vii) There are no actions, suits, or claims (other than routine claims for benefits) pending or threatened involving such plans, arrangements or agreements or the assets thereof, and no facts exist which could give rise to any such actions, suits, or claims (other than routine claims for benefits).

(viii) No plan is subject to Title IV of ERISA. With respect to each plan which is subject to Title IV of ERISA:

(A) there has been no “reportable event” (as described in section 4043 of ERISA),

(B) no steps have been taken to terminate any such plan,

(C) there has been no withdrawal (within the meaning of section 4063 of ERISA) of a “substantial employer” (as defined in section 4001(a)(2) of ERISA),

(D) no event or condition has occurred which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan, and

(E) if each of such plans were terminated immediately after the Closing, there would be no unfunded liabilities with respect to any such plan, its participants or beneficiaries, or the PBGC.

(ix) Each plan which constitutes a “group health plan” (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under section 4980B and 414(t) of the Code or section 601 of ERISA, have been operated in compliance with applicable law, including the group health plan continuation coverage requirements of section 4980B of the Code and section 601 of ERISA to the extent such requirements are applicable.

(x) Actuarially adequate accruals for all obligations under the plans, arrangements and agreements are reflected in the Financial Statements and such obligations include a pro rata amount of the contributions and PBGC premiums which would otherwise have been made in accordance with past practices and applicable Law for the plan years which include the date of Closing.

(xi) Since December 31, 1983, the requirements for the recordkeeping exemption for leased employees under proposed Treas. Reg. §1.414(n)-3 have been met.

(xii) Neither Seller nor any Subsidiary has any liability or contingent liability under any plan, arrangement or agreement for providing post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B (or any predecessor section thereto) of the Code.

(xiii) There has been no act or omission that would impair the right or ability of Seller and the Subsidiaries to unilaterally amend or terminate any plan, arrangement or agreement.

(d) Multiemployer Plans. Neither Seller nor any Subsidiary contributes to, has contributed to, or has any liability or contingent liability with respect to a multiemployer plan.

3.18 Employment and Labor Matters. Schedule 3.18 contains a true, complete and accurate list of the names, titles, annual compensation and all bonuses and similar payments made with respect to each such individual for the current and preceding fiscal years for all current directors, officers and employees of Seller and the Subsidiaries. Seller and the Subsidiaries have and currently are conducting their respective businesses in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. The relationships of Seller and the Subsidiaries with their respective employees are good and there is, and during the past five years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or threatened against or involving Seller or any Subsidiary. None of the employees of Seller or any Subsidiary is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or during the past three years has been made to organize any employees of Seller or any Subsidiary to form or enter a labor union or similar organization.

3.19 Capital Improvements. Seller and the Subsidiaries have made no capital improvements or purchases or other capital expenditures which Seller and the Subsidiaries have committed to or contracted for and which have not been completed prior to the date hereof.

3.20 Taxes.

(a) The amounts provided as a liability on the Financial Statements for all Taxes are adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the Closing Date or to any years and periods prior thereto and for which either Seller or any Subsidiary may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person. Neither Seller nor any Subsidiary has incurred any Tax liabilities other than in the ordinary course of business for any taxable year for which the applicable statute of limitations has not expired; there are no Tax Liens (other than Liens for current Taxes not yet due and payable) upon the properties or assets of Seller or any Subsidiary. Except as set forth on Schedule 3.20, neither Seller nor any Subsidiary has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes.

(b) Except as set forth on Schedule 3.20, all Federal, state, local and foreign income, corporation and other Tax Returns have been filed for Seller, the Subsidiaries and the Group, and all other filings in respect of Taxes have been made for Seller, the Subsidiaries and the Group, for all periods through and including the Closing Date as required by applicable Law. All Taxes shown as due on all such Tax Returns and other filings have been paid or accrued. Each such Tax Return and filing is true and correct and neither Seller nor any Subsidiary has or will have any additional liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required by Law to be filed, other than as reflected as liabilities on the Financial Statements. Except as set forth in Schedule 3.20, none of the Tax Returns or other filings that include the operations of Seller or any Subsidiary has ever been audited or investigated by any Governmental Authority, and, to the Knowledge of Seller and Parent, no facts exist which would constitute grounds for the assessment of any additional Taxes by any Governmental Authority with respect to the taxable years covered in such Tax Returns and filings. Except as set forth in Schedule 3.20, no material issues have been raised in any examination by any Governmental Authority with respect to the businesses and operations of Seller or the Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined. All Taxes which Seller and the Subsidiaries are required by Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose. All information returns required to be filed by Seller and the Subsidiaries, or any of them, prior to the Closing Date have been filed, and all statements required to be furnished to payees by Seller or any Subsidiary prior to the Closing Date have been furnished to such payees, and the information set forth on such information returns and statements is true, complete and correct.

(c) Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

(d) Neither Seller nor any Subsidiary is a party to or is otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date, and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

(e) Neither Seller nor any Subsidiary is subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for Federal income tax purposes. Neither Seller nor any Subsidiary is a party to any tax sharing agreement.

(f) None of the assets of Seller or any Subsidiary constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets reflected on the Financial Statements is subject to a lease, safe harbor lease or other arrangement as a result of which Seller or a Subsidiary is not treated as the owner for Federal income tax purposes.

(g) Neither Seller nor any Subsidiary has made or become obligated to make, and will not as a result of any event connected with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

(h) The basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of Seller and the Subsidiaries, are correct and in compliance with the Code and the regulations thereunder.

3.21 Environmental Matters.

(a) To the Knowledge of Parent and Seller, the business and operations of Seller and the Subsidiaries are in full compliance with all Environmental Laws in effect as of the date hereof, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien under any Environmental Law;

(b) Seller and the Subsidiaries are in possession of all Environmental Permits required for the conduct or operation of their respective businesses (or any part thereof), and are in full compliance with all of the requirements and limitations included in such Environmental Permits;

(c) There are no, and Seller and the Subsidiaries have not used or stored any, Hazardous Substances in, on, or at any of the properties or facilities of Seller or any Subsidiary;

(d) Neither Seller nor any Subsidiary has received any notice from any Governmental Authority or any other Person that any aspect of the business, operations or facilities of Seller or any Subsidiary is in violation of any Environmental Law or Environmental Permit, or that any of them is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location;

(e) Neither Seller nor any Subsidiary has deposited or incorporated any Hazardous Substances into, on, beneath, or adjacent to any property;

(f) Neither Seller nor any Subsidiary is the subject of any litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of any Environmental Law;

(g) Seller and the Subsidiaries have timely filed all reports and notifications required to be filed with respect to all of their properties and facilities and have generated and maintained all required records and data under all applicable Environmental Laws; and

(h) To the Knowledge of Seller and Parent, no condition has existed or event has occurred with respect to (i) any property that was at any time owned or leased, or any direct or indirect subsidiary that was at any time owned, by Seller, any Subsidiary, any predecessor to Seller or any Subsidiary or any Person that is or was an Affiliate of Seller or any Subsidiary, which property or subsidiary has been sold, transferred or disposed or for which any lease has terminated or (ii) any predecessor to Seller or any Subsidiary, that could (in the case of either of the foregoing clauses (i) or (ii)), with or without notice, passage of time or both, give rise to any present or future liability of Seller or any Subsidiary pursuant to any Environmental Law.

3.22 Litigation.

(a) Except as disclosed in Schedule 3.22, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of Seller and Parent, threatened against or affecting Seller or any Subsidiary or any of their respective officers, directors, employees, agents or stockholders thereof in their capacity as such, and to the Knowledge of Seller and Parent there are no facts or circumstances which may give rise to any of the foregoing. Except as set forth on Schedule 3.22, all of the proceedings pending or threatened against Seller or any of the Subsidiaries are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles as are set forth in such Schedule. Except as disclosed in Schedule 3.22, neither Seller nor any Subsidiary is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Neither Seller nor any Subsidiary has entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which Seller or any Subsidiary has any continuing obligation.

(b) There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Seller and Parent, threatened by or against Seller or any Subsidiary with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and Seller has no reason to believe there is a valid basis for any such claim, action, suit, proceeding, or investigation.

(c) There are no pending or, to the Knowledge of Seller and Parent, threatened claims against any director, officer, employee or agent of Seller or any Subsidiary or any other Person which could give rise to any claim for indemnification against Seller or any Subsidiary.

3.23 No Conflict of Interest. Neither Seller, Parent nor any of their respective Affiliates is currently involved in or a party to any material business arrangement, relationship or Contract with Seller or any Subsidiary or has or claims to have any direct or indirect interest in any tangible or intangible property used in the business of Seller or any Subsidiary. Except as disclosed on Schedule 3.23, neither Seller, Parent nor any of their respective Affiliates has any direct or indirect interest in any other Person which conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, Seller or any Subsidiary, except for the ownership of less than 1% of the outstanding stock of any publicly held corporation.

3.24 Contractors and Suppliers. Schedule 3.24 sets forth:

(a) a list of all of the third party contractors from whom Seller purchases retail installment obligations, in terms of dollar volume during each of the 2006 and 2007 calendar years and the portion of 2007 prior to the date of this Agreement (collectively, the “Contractors”), showing the total dollar volume in each such period from each such contractor; and

(b) a list of all of the material suppliers of Seller and the Subsidiaries, in terms of purchases during the 2006 and 2007 calendar years and the portion of 2007 prior to the date of this Agreement (collectively, the “Suppliers”), and showing the approximate total purchases in each such period from each such supplier.

Since December 31, 2005, there has been no Material Adverse Change in the business relationship, and there has been no material dispute, between Seller or a Subsidiary and any Contractor or Supplier, and to the Knowledge of Seller and Parent there are no indications that any Contractor or Supplier intends to reduce its purchases from, or sales to, respectively, Seller or any Subsidiary, that in any such case has, had or would reasonably be expected to have a Material Adverse Effect.

3.25 Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Seller or Seller to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

3.26 Improper and Other Payments. To the Knowledge of Seller and Parent, (a) neither Seller, any Subsidiary, any director, officer, employee, agent or representative of Seller or any Subsidiary nor any Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate, (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made and (d) the internal accounting controls of Seller and the Subsidiaries are adequate to detect any of the foregoing.

3.27 Books and Records. Seller has made and kept books and records and accounts which, in reasonable detail, accurately and fairly reflect the activities of Seller in all material respects.

3.28 Brokers. Seller has not used any broker or finder in connection with the transactions contemplated hereby, and neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Seller in connection with any of the transactions contemplated by this Agreement.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

4.1 Due Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.

4.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements have been duly and validly approved by all necessary action on behalf of Purchaser and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. This Agreement constitutes legal, valid and binding obligations of Purchaser and Purchaser’s Related Agreements constitute the legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

4.3 Consents and Approvals; Authority Relative to this Agreement.

(a) Except as set forth on Schedule 4.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby.

(b) Except as set forth on Schedule 4.3, the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Purchaser is a party or by which Purchaser or any of his assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Purchaser or indebtedness secured by his assets or properties.

4.4 Brokers. Purchaser has used no broker or finder in connection with the transactions contemplated hereby, and neither Seller nor any Affiliate of Seller has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Purchaser in connection with any of the transactions contemplated by this Agreement.

ARTICLE 5.

COVENANTS

5.1 Noncompetition.

(a) Seller and Parent jointly and severally agree that from and after the Closing Date until the fifth (5th) anniversary of the Closing Date (such date being referred to herein as the “Ending Date”), neither Seller, nor Parent nor any of Parent’s Affiliates will, directly or indirectly:

(i) engage in, control, advise, manage, serve as a director, officer, or employee of, act as a consultant to, receive any economic benefit from or exert any influence upon, any business which conducts activities in the Territory (as hereinafter defined) similar to those conducted by Purchaser as of the Closing Date;

(ii) solicit, divert or attempt to solicit or divert any party who is, was, or was solicited to become, a contractor or supplier of Purchaser at any time prior to the Closing Date, provided that this restriction shall not apply to any activity on behalf of a business that does not actually or potentially compete with the activities of Purchaser as of the Closing Date;

(iii) employ, retain, solicit for employment or retention or encourage to leave their employment or retention, any person who was during the two-year period prior to such employment, retention, solicitation or encouragement or is an officer, employee or independent contractor of Purchaser or any of its subsidiaries;

(iv) avail itself of or invest in any business opportunity which is related to the activities conducted by Purchaser as of the Closing Date, and which came to its attention prior to the Ending Date;

(v) disturb, or attempt to disturb, any business relationship between any third party and Purchaser or any of its subsidiaries relating to the business conducted by Purchaser as of the Closing Date; or

(vi) make any statement to any third party, including the press or media, likely to result in adverse publicity for Purchaser or any of its subsidiaries.

For purposes of this Section, the term “directly or indirectly” shall include acts or omissions as proprietor, partner, joint venturer, employer, salesman, agent, employee, officer, director, lender or consultant of, or owner of any interest in, any Person. “Territory” shall mean the United States, Canada and all other countries in which Purchaser or any Subsidiary has transacted business prior to the Closing Date.

(b) In the event of actual or threatened breach of the provisions of this Section, Purchaser, in addition to any other remedies available to it for such breach or threatened breach, including the recovery of damages, shall be entitled to an injunction restraining Seller from such conduct. If a bond is required to be posted in order for Purchaser to secure an injunction, the parties agree that said bond need not exceed the sum of $1,000.

(c) If at any time any of the provisions of this Section shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Section shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Seller and Parent expressly agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(d) The provisions of this Section shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition by Seller or Parent.

(e) Seller and Parent shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) disclose, or (ii) use for their own benefit, or for the benefit of any other Person (other than Purchaser or an Affiliate of Purchaser), any secret or confidential information, customer lists, supplier information, or any other data of or pertaining to Purchaser or to any Affiliate of Purchaser, their respective businesses or financial affairs, or their products which are not a matter of public knowledge (collectively, “Confidential Information”), unless compelled to disclose any such Confidential Information by judicial or administrative process, or in the opinion of Seller’s or Parent’s counsel, by other requirements of Law. Seller and Parent agree that upon the request of Purchaser on or after the Closing Date, it will immediately deliver to Purchaser all papers, books, manuals, lists, correspondence and documents containing or relating to the Confidential Information, together with all copies thereof, other than such materials as shall be necessary to permit Seller to prepare its tax returns and financial statements.

(f) Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, (i) disclose, or (ii) use for their own benefit, or for the benefit of any other Person (other than Seller or Parent or any of their respective Affiliates), Confidential Information of Seller or Parent, unless compelled to disclose any such Confidential Information by judicial or administrative process, or in the opinion of Purchaser’s counsel, by other requirements of Law.

Purchaser agrees that upon the request of Seller or Parent on or after the Closing Date, it will immediately deliver to Seller and Parent all papers, books, manuals, lists, correspondence and documents containing or relating to the Confidential Information, together with all copies thereof, other than such materials as shall be necessary to permit Purchaser to prepare its tax returns and financial statements.

5.2 Use of Name. From and after the Closing Date, Seller, Parent and their respective Affiliates will not directly or indirectly use in any manner any trade name, trademark, service mark or logo used by Seller or any Subsidiary or any word or logo that is similar in sound or appearance, except for uses permitted by the Transition Services Agreement.

5.3 Tax Indemnity. Seller and Parent jointly and severally agree to indemnify the Purchaser Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any and all Taxes attributable to the operations of Seller and the Subsidiaries.

5.4 Termination of Certain Agreements. Seller shall, and Seller agrees that it shall cause its Affiliates and the Subsidiaries to, and that its Affiliates and the Subsidiaries shall, effective as of the Closing Date, without any cost to Purchaser or any Subsidiary, terminate, rescind, cancel and render void and of no effect any and all Contracts between Seller and any of its Affiliates; provided, however, that this Section 5.4 shall not apply to this Agreement or any Related Agreement.

5.5 Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall use its best efforts to take all action required of it to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby. Seller agrees that unless this Agreement is terminated in accordance with the provisions of Section 10.1, Seller will not encumber the Assets, will not sell all or any portion of the Assets to any Person other than Purchaser (or an Affiliate of Purchaser) and will not take any other action which would have the effect of preventing or disabling Seller’s performance of its obligations under this Agreement.

5.6 Access to Information and Facilities.

(a) From and after the date of this Agreement, Seller and Parent shall, and shall cause the Subsidiaries to, give Purchaser and Purchaser’s representatives unrestricted access during normal business hours to all of the facilities, properties, books, Contracts, commitments, books and records of Seller and the Subsidiaries and shall make the officers and employees of Seller and the Subsidiaries available to Purchaser and its representatives as Purchaser and its representatives shall from time to time request. Purchaser and its representatives will be furnished with any and all information concerning Seller and the Subsidiaries which Purchaser or its representatives reasonably request.

(b) Except as may be reasonably necessary to carry out this Agreement and the transactions contemplated hereby, each party will instruct its employees, agents and financing sources not to disclose Confidential Information to any Person other than such party’s employees, agents and financing sources without the prior consent of Seller, unless compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of such party’s counsel, by other requirements of Law.

5.7 Preservation of Business. From the date of this Agreement until the Closing Date, Seller shall, Parent shall cause Seller to, and Seller shall cause the Subsidiaries to, operate only in the ordinary and usual course of business and consistent with past practice, and shall preserve intact the present business organization and personnel of Seller and the Subsidiaries, preserve the good will and advantageous relationships of Seller and the Subsidiaries with Contractors, Suppliers, independent contractors, employees and other Persons material to the operation of their respective businesses and not permit any action or omission which would cause any of the representations or warranties of Seller contained herein to become inaccurate or any of the covenants of Seller to be breached. Without limiting the generality of the foregoing, except as set forth in Schedule 5.7, prior to the Closing Seller shall not, Parent shall cause Seller not to, and Seller shall not permit any Subsidiary to, without the prior written consent of Purchaser:

(a) incur any obligation or enter into any Contract (other than Contracts entered into by Seller pursuant to purchases of retail installment obligations made in the ordinary course of business) which either (x) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $50,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000, or (y) has a term of, or requires the performance of any obligations by Seller or any Subsidiary over a period in excess of, six (6) months;

(b) take any action, or enter into or authorize any Contract or transaction, other than in the ordinary course of business and consistent with past practice;

(c) sell, transfer, convey, assign or otherwise dispose of any of its assets or properties, except in the ordinary course of business and consistent with past practice;

(d) waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value;

(e) make any changes in its accounting systems, policies, principles or practices;

(f) enter into, authorize, or permit any transaction with Seller or any Affiliate of Seller;

(g) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities of Seller or any Subsidiary, or amend any of the terms of any such capital stock or other securities;

(h) split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any capital stock or other securities of Seller or any Subsidiary;

(i) make any borrowings, incur any debt (other than trade payables in the ordinary course of business and consistent with past practice), or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or make any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice);

(j) make any loans, advances or capital contributions to, or investments in, any other Person, other than purchases of retail installment obligations in the ordinary course of business;

(k) enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any Contract to do any of the foregoing;

(l) except for capital expenditures contemplated by (m) below, acquire, lease or encumber any assets outside the ordinary course of business or any assets which are material to Seller or any Subsidiary;

(m) authorize or make any capital expenditures which individually or in the aggregate are in excess of $10,000;

(n) make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes;

(o) pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against Seller, any Subsidiary, or any of their respective directors, officers, employees or agents; or

(p) terminate, modify, amend or otherwise alter or change any of the terms or provisions of any Contract, or pay any amount not required by Law or by any Contract.

5.8 Consents and Approvals. Seller and Parent shall use their best efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby, including all consents and approvals by each party to any of the Contracts referred to in Schedule 3.14; provided, however, that no contact will be made by Seller (or any representative of Seller) with any third party to obtain any such consent or approval except in accordance with a plan previously agreed to by Purchaser. Seller and Parent shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons which are required to be made prior to the Closing Date by or on behalf of Seller, any Subsidiary or any of their respective Affiliates pursuant to any applicable Law or Contract in connection with this Agreement and the transactions contemplated hereby, including prompt filings and expedited submission of all materials required by any Governmental Authority in connection with such filings. Purchaser shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons which are required to be made prior to the Closing Date by or on behalf of Purchaser or any of its Affiliates pursuant to any applicable Law or Contract in connection with this Agreement and the transactions contemplated hereby, including prompt filings and expedited submission of all materials required by any Governmental Authority in connection with such filings.

5.9 Maintenance of Insurance. Seller shall continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

5.10 Supplemental Information. From time to time prior to the Closing, Seller will promptly disclose in writing to Purchaser any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Purchaser or which would render inaccurate any of the representations, warranties or statements set forth in Article III hereof. No information provided to a party pursuant to this Section 5.10 shall be deemed to amend or supplement any schedule to this Agreement or to prevent or cure any breach of any representation, warranty or covenant made in this Agreement.

5.11 Exclusivity. Neither Seller, Parent, any Subsidiary nor any of their respective directors, officers, employees, representatives, agents or Affiliates shall, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Purchaser and its directors, officers, employees, representatives and agents) concerning (a) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving Seller or any Subsidiary or any division of Seller or any Subsidiary, or (b) any purchase or other acquisition by any Person of all or any portion of the Assets or any capital stock of Seller or (c) any sale or issuance by Seller or any Subsidiary of any shares of its capital stock. Seller will promptly advise Purchaser of, and communicate to Purchaser the terms and conditions of (and the identity of the Person making), any such inquiry or proposal received.

5.12 Interim Financial Statements. Seller agrees to provide to Purchaser as soon as practicable after the end of each calendar month consolidated financial statements of Seller,

consisting of a balance sheet as of the end of such month and an income statement for that month and for the portion of the year then ended. Each set of Interim Financial Statements, when delivered to Purchaser, shall be accompanied by a certificate of the Chief Financial Officer of Seller certifying that the Interim Financial Statements were prepared in accordance with GAAP consistently applied and fairly present in all material respects the revenues, expenses and results of operations of Seller and the Subsidiaries for the periods covered thereby.

5.13 Operating Shortfall. Purchaser agrees to pay to Seller an amount equal to all Operating Expenses less the gross revenue of Seller for the period beginning on July 1, 2007, and ending on the Business Day prior to the Closing Date (the “Operating Shortfall Amount”), provided, that under no circumstances shall the Operating Shortfall Amount exceed One Hundred Thousand Dollars ($100,000.00). “Operating Expenses” means actual direct operating expenses of Seller incurred in the ordinary course of Seller’s business. The Operating Shortfall shall be paid as contemplated in Section 2.2.

ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under Article 2 of this Agreement are subject to the satisfaction or waiver by Purchaser of the following conditions precedent on or before the Closing Date:

6.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Seller contained herein shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made by Seller on and as of the Closing Date.

6.2 Compliance with Agreements and Covenants. Seller shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

6.3 Consents and Approvals. Purchaser shall have received written evidence satisfactory to Purchaser that all consents and approvals required for the consummation of the transactions contemplated hereby or the ownership and operation by Purchaser of Seller’s businesses, including the approval of the transfer of all Licenses (to the extent such Licenses may be transferred) to Purchaser (or, if applicable, the issuance of new Licenses to Purchaser), have been obtained, and all required filings have been made, including those set forth on Schedule 3.3.

6.4 Documents. Purchaser shall have received all of the agreements, documents and items specified in Section 8.2.

6.5 Employment Agreements. Seller shall have entered into an employment agreement on terms satisfactory to Purchaser with James D. Borschow.

6.6 Transition Services Agreement. Seller, Parent and U.S. Remodelers Inc., a wholly-owned subsidiary of Parent, shall have executed and delivered the Transition Services Agreement.

6.7 No Material Adverse Change. No event, circumstance or condition shall have occurred which, with or without the passage of time, may or could have a Material Adverse Effect.

6.8 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which (a) might have a Material Adverse Effect, or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby or any integration of any operations of Seller with those of Purchaser and its Affiliates.

6.9 Termination of Affiliate Contracts. Seller shall have terminated the Contracts between Seller and its Affiliates set forth on Schedule 6.9.

6.10 Financing. Purchaser shall have obtained financing sufficient to fund all of the Purchase Price on terms satisfactory to Purchaser in its sole discretion.

6.11 Sourcing and Servicing Agreements.

(a) FCC Investment Trust I and Purchaser shall have entered into an amendment to that certain Sourcing and Servicing Agreement, dated as of November 2, 2006 (which will be assigned by Seller to Purchaser hereunder), on terms satisfactory to Purchaser.

(b) Seller and Purchaser shall have entered into an Interim Sourcing and Servicing Agreement on terms satisfactory to Purchaser.

6.12 Termination of Co-Investment. (a) Seller’s rights under that certain Master Participation Agreement, dated as of November 2, 2006 (the “Master Participation Agreement”), and all investments made pursuant thereto shall have been terminated; and (b) in consideration for such termination, Seller shall have received an amount, calculated as of the Closing Date, equal to the Participation Percentage (as defined in the Master Participation Agreement) of the unpaid principal balance of the Investments (as defined in the Master Participation Agreement) excluding non-performing Investments (the “Termination Amount”). The Termination Amount and the right to receive the Termination Amount shall not be an “Asset” hereunder.

6.13 Collateral Assignment. Seller shall have executed and delivered a Collateral Assignment of Rights in the form attached here to as Exhibit B.

ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under Article 2 of this Agreement are subject to the satisfaction or waiver by Seller of the following conditions precedent on or before the Closing Date:

7.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date.

7.2 Compliance with Agreements and Covenants. Purchaser shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

7.3 Documents. Seller shall have received all of the agreements, documents and items specified in Section 8.3.

7.4 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 8.

CLOSING

8.1 Closing. The Closing shall take place at the offices of Seller on the date which is two (2) Business Days after the satisfaction or waiver of the conditions set forth in Articles 6 and 7. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

8.2 Deliveries by Seller. At the Closing, in addition to any other documents or agreements required under this Agreement, Seller shall deliver to Purchaser the following:

(a) A bill of sale substantially in the form attached hereto as Exhibit C;

(b) An assignment and assumption agreement substantially in the form attached hereto as Exhibit D;

(c) The termination of the employment agreement with Borschow including a release from any provisions relating to non-competition, non-disclosure or non-interference;

(d) Evidence, in form satisfactory to Purchaser, that all consents and approvals referred to in Schedule 3.3 have been obtained;

(e) A written statement from each Person holding a Lien upon any of the Assets confirming the repayment of the Indebtedness secured thereby or the release of such Lien in form and substance satisfactory to Purchaser’s counsel as of the Closing Date;

(f) A certificate dated the Closing Date of the Chief Executive Officer of Seller certifying as to the compliance by Seller with Sections 6.1, 6.2, 6.10 and 6.13;

(g) A certificate of the Secretary of Seller certifying resolutions of the board of directors of Seller approving and authorizing the execution, delivery and performance of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Seller);

(h) The Certificates of Incorporation of Seller certified by the Secretary of State of Texas, and By-laws or similar instruments of Seller, certified by the Secretary of Seller; and

(i) Evidence, in form satisfactory to Purchaser, that Seller is in good standing in Delaware and each other jurisdiction where its business and operations require Seller to be qualified as a foreign corporation.

8.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

(a) The Closing Payment;

(b) Termination Amount; and

(c) A certificate, dated the Closing Date, certifying as to compliance by Purchaser with Sections 7.1 and 7.2.

ARTICLE 9.

INDEMNIFICATION

9.1 Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing until the second (2nd) anniversary of the Closing Date, except that Tax Warranties shall survive until the Tax Statute of Limitations Date and Title and Authorization Warranties shall survive forever.

9.2 Indemnification by Seller and Parent. Seller and Parent jointly and severally agree to indemnify each of the Purchaser Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement or any Related Agreement or any document delivered at the Closing; provided, however, that (A) except for breaches of or inaccuracies in Tax Warranties or Title and Authorization Warranties, a notice of the Purchaser Indemnified Party’s claim shall have been given to Seller not later than the close of business on the second (2nd) anniversary of the Closing Date, and (B) in the case of the Tax Warranties, a notice of the Purchaser Indemnified Party’s claim shall have been given to Seller not later than the Tax Statute of Limitations Date;

(b) any breach of or failure by Seller to perform any covenant or obligation of Seller set out or contemplated in this Agreement or any Related Agreement or any document delivered at the Closing; and

(c) the Retained Liabilities.

9.3 Indemnification by Purchaser. Purchaser agrees to indemnify each of the Parent Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any Related Agreement or any document delivered at the Closing; provided, however, that with respect to breaches of or inaccuracies in any representation or warranty contained in Section 4.4, a notice of the Parent Indemnified Party’s claim shall have been given to Purchaser not later than the close of business on the second (2nd) anniversary of the Closing Date;

(b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out or contemplated in this Agreement or any Related Agreement or any document delivered at the Closing; or

(c) the Assumed Liabilities.

9.4 Claims. The provisions of this Section 9.4 shall be subject to Section 9.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement the Indemnified Person shall promptly give notice to the Indemnifying Person of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under Section 5.3 or this Article 9 except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within 30 calendar days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 5.3, 9.2 or 9.3), and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person’s claim for the difference.

9.5 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under Section 5.3 or this Article 9 except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any claim, suit, action or proceeding and (b) upon notice to the Indemnified Person and the Indemnifying Person’s delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 5.3, 9.2 or 9.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the Indemnifying Person’s counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person’s counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

9.6 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 9.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least thirty (30) days’ notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

9.7 Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

9.8 Limitations.

(a) Notwithstanding any provision herein to the contrary, Seller and Parent will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.2(a) to the extent the total of all Losses with respect to such matters exceeds an amount equal to the Purchase Price; provided that the foregoing limitation shall not apply to any breach or alleged breach of any Tax Warranties or any Title and Authorization Warranties, as to which the Seller and Parent shall be liable in full. Notwithstanding any provision herein to the contrary, Seller and Parent will have no liability (for indemnification or otherwise) with respect to matters described in Section 9.2(a) unless the total aggregate amount of such Losses exceeds $20,000 (the “Deductible”) and then only to the extent such Losses exceed the Deductible. For purposes of determining Losses under this Section 9.8(a) resulting from a breach of the representations or warranties, such representations and warranties shall be interpreted to disregard all materiality qualifiers.

(b) Notwithstanding any provision herein to the contrary, Purchaser will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.3(a) to the extent the total of all Losses with respect to such matters exceeds an amount equal to the Purchase Price. Notwithstanding any provision herein to the contrary, Purchaser will have no liability (for indemnification or otherwise) with respect to matters described in Section 9.3(a) unless the total aggregate amount of such Losses exceeds the Deductible and then only to the extent such Losses exceed the Deductible. For purposes of determining Losses under this Section 9.8(b) resulting from a breach of the representations or warranties, such representations and warranties shall be interpreted to disregard all materiality qualifiers.

9.9 Exclusive Remedy. Notwithstanding any provision of this Agreement to the contrary, absent fraud or intentional misrepresentation on the part of any party, indemnification claims brought in accordance with and subject to this Article 9 shall be the exclusive remedy of any Indemnified Person after the Closing with respect to, arising out of or resulting from the breach of any representation, warranty, covenant or agreement contained in this Agreement, provided that the foregoing shall not limit the availability to any party hereto of injunctive and other equitable relief including specific performance.

ARTICLE 10.

MISCELLANEOUS

10.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a) With the mutual consent of Seller, Parent and Purchaser;

(b) By Seller, Parent or Purchaser, if the Closing shall not have taken place on or before October 31, 2007; provided, however, that the right to terminate this Agreement under this Section 10.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c) By Purchaser, if there shall have been a material breach of any covenant, representation or warranty of Seller or Parent hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by Seller or Parent of a notice in writing from Purchaser specifying the breach and requesting such be remedied; or

(d) By Seller or Parent, if there shall have been a material breach of any covenant, representation or warranty of Purchaser hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by Purchaser of notice in writing from Seller or Parent specifying the breach and requesting such be remedied.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 5.6(b) and 10.3, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior willful breach of this Agreement.

10.3 Expenses. Each party hereto shall bear its own expenses with respect to the transactions contemplated hereby. Seller shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any Governmental Authority in connection with the transfer and assignment of the Assets.

10.4 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by Purchaser and Seller.

10.5 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by facsimile or (c) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	If to Seller, addressed as follows:

U.S. Home Systems, Inc.
405 State Highway 121 Bypass
Building A, Suite 250
Lewisville, TX 75067
Attention: Murray H. Gross
Facsimile No.: (972) 459-4800

with a copy to (which shall not constitute notice):

Richard B. Goodner
Vice President – Legal Affairs and General Counsel
405 State Highway 121 Bypass
Building A, Suite 250
Lewisville, TX 75067
Facsimile No.: (972) 459-4800

(b)	If to Purchaser, addressed as follows:

FCC Finance LLC
405 State Highway 121 Bypass
Building A, Suite 250
Lewisville, TX 75067
Attention: James D. Borschow
Facsimile No.:

with a copy to (which shall not constitute notice):

Mayer Brown LLP
214 N. Tryon Street, Suite 3800
Charlotte, North Carolina 28202
Attention: Keith Oberkfell
Facsimile: (704) 377-2033

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

10.6 Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

10.7 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Articles, Sections, Subsections or Schedules shall refer to those portions of this Agreement. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party’s rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

10.10 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State New York without giving effect to the principles of conflicts of law thereof (other than Section 5-1401 of the New York General Obligations Law).

10.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign this Agreement or any of such party’s rights or obligations hereunder without the prior written consent of the other party; provided, however, that each Purchaser may assign their rights hereunder without such consent to any Affiliate of Purchaser and Purchaser may assign its rights hereunder to any lender as collateral for obligations owed to such lender.

10.12 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, employees, agents, representatives and lenders, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

10.13 Publicity. Prior to the Closing Date, except as required by Law or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by Purchaser or Seller or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Purchaser and Seller, in any case, as to form, content, timing and manner of distribution or publication; provided, however, that nothing in this Section shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions.

10.14 Further Assurances. Upon the reasonable request of Purchaser, Seller will on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, the Assets, and to otherwise carry out the purposes of this Agreement.

10.15 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

10.16 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

10.17 Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings among the parties.

10.18 Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters described or contemplated herein or therein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the City of New York, New York, whether a state or federal court; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section shall be deemed to prevent any party from seeking to remove any action to the United States District Court for the Southern District of New York); (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) designate, appoint and direct CT Corporation System as its authorized agent to receive on its behalf service of any and all process and documents in any legal proceeding in the State of New York; (e) agree to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in New York satisfactory to Seller and Purchaser, to serve in place of such agent and deliver to the other party written evidence of such substitute agent’s acceptance of such designation; (f) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth in Section 10.3 for communications to such party; (g) agree that any service made as provided herein shall be effective and binding service in every respect; and (h) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. Each party hereto waives the right to a trial by jury in any dispute in connection with or relating to this Agreement, any Related Agreement or any matters described or contemplated herein or therein, and agree to take any and all action necessary or appropriate to effect such waiver.

10.19 Proration of Taxes. All real estate, personal or intangible property or ad valorem Taxes relating to the Assets which shall have accrued and become payable prior to the Closing shall be paid by Seller. All such Taxes which shall be accrued but unpaid shall be prorated (based on the most recent available Tax statement, latest Tax valuation and latest bills) as of the Closing. The amount due one party as the result of such proration shall be paid to the other party at the Closing.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the date first above written.

PURCHASER:	FCC FINANCE LLC

By:
	Name:	James D. Borschow
	Title:	President

-i-	Asset Purchase Agreement

PARENT:	U.S HOME SYSTEMS, INC.

By:
	Name:	ROBERT A. DEFRONZO
	Title:	Secretary

-ii-	Asset Purchase Agreement

SELLER:	FIRST CONSUMER CREDIT, INC.

By:
	Name:	ROBERT A. DEFRONZO
	Title:	Secretary

-iii-	Asset Purchase Agreement